Exhibit 99.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

MRC Global Inc.’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act, as amended. The Company’s internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of these limitations, there is a risk that material misstatements may not be prevented or detected and corrected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Management has used the framework set forth in the report entitled “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission (2013 framework) to evaluate the effectiveness of the Company’s internal control over financial reporting. Based on this assessment, management has identified a material weakness regarding the operating effectiveness of the Company’s inventory cycle count control of our North American inventory for the year ended December 31, 2024. Specifically, the Company failed to consistently reflect counted quantities from the cycle counts into the inventory perpetual system which resulted in the failure to record identified cycle count adjustments. The material weakness did not result in any material misstatements to the Company’s consolidated financial statements. As a result of this material weakness, management determined that our internal control over financial reporting was not effective as of December 31, 2024.

Because of this material weakness, to confirm the existence of the Company’s inventory balance on its financial statements for the year ended December 31, 2024, the Company performed physical inventory counts at certain locations subsequent to December 31, 2024 and reconciled its inventory balances back to the year ended December 31, 2024 inventory balances.

Remediation Plan for the Material Weakness in Internal Control over Financial Reporting

To address the material weakness, management of the Company has planned the following remediation program to enhance the operating effectiveness of its inventory cycle count control:

•	The Company will hire additional resources with expertise to oversee inventory management and develop improved monitoring capabilities related to the cycle count process;

•	The Company will engage a consulting firm with supply chain expertise to review and provide recommendations to improve our process;

•	The Company will enhance its training program for operational leaders and warehouse staff on our cycle count process;

•

The Company also expects to implement a new modern cloud-based ERP system by the end of 2025, that is expected to provide additional controls and improved monitoring capabilities compared to our current mainframe ERP system.

The Company anticipates the actions described above and resulting improvements in the operating effectiveness of the cycle count control will strengthen the Company’s processes and procedures and will address the related material weakness described above. However, the material weakness cannot be considered fully remediated until the remediation processes have been in operation for a period of time and successfully tested.

Ernst & Young LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this Form 10-K, has issued an attestation report on the Company’s internal control over financial reporting. Ernst & Young LLP’s attestation report on the Company’s internal control over financial reporting is included in this Form 10-K.

/s/ ROBERT J. SALTIEL, JR.
Robert J. Saltiel, Jr. President and Chief Executive Officer

/s/ KELLY YOUNGBLOOD
Kelly Youngblood Executive Vice President and Chief Financial Officer

Houston, Texas

March 14, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of MRC Global Inc.

Opinion on Internal Control Over Financial Reporting

We have audited MRC Global Inc.’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, because of the effect of the material weakness described below on the achievement of the objectives of the control criteria, MRC Global Inc. (the Company) has not maintained effective internal control over financial reporting as of December 31, 2024, based on the COSO criteria.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. Management has identified a material weakness regarding the operating effectiveness of the Company’s inventory cycle count control of its North American inventory for the year ended December 31, 2024.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2024 consolidated financial statements, and this report does not affect our report dated March 14, 2025, which expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Houston, Texas

March 14, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of MRC Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MRC Global Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated March 14, 2025,expressed an adverse opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

LIFO inventory valuation

Description of the Matter

At December 31, 2024, the Company’s inventory balance was $415 million, of which $335 million was held in the U.S. As discussed in Notes 1 and 5 to the consolidated financial statements, the Company’s U.S. inventories are stated at the lower of cost, using the last-in, first-out (LIFO) method, or market. The Company maintains its inventory accounting records on a weighted-average cost basis and adjusts U.S. inventory and cost of goods sold from weighted-average cost to LIFO at period end.

Auditing the adjustment of U.S. inventory and cost of goods sold from weighted-average cost to LIFO was complex due to the use of multiple inflation indices across various product categories within the Company U.S. inventory balance..

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of the Company’s controls over its process to adjust U.S. inventory and cost of goods sold from weighted-average cost to LIFO.

To test the LIFO inventory balance, we performed audit procedures that included, among others, assessing methodologies and testing the underlying data used to adjust the weighted-average cost inventory balances to LIFO. We also tested the mathematical accuracy of the Company’s calculations.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2007.

Houston, Texas

March 14, 2025

CONSOLIDATED BALANCE SHEETS

MRC GLOBAL INC.

(in millions, except shares)

	December 31,
	2024	2023
Assets
Current assets:
Cash	$63	$131
Accounts receivable, net	378	410
Inventories, net	415	511
Other current assets	29	34
Current assets of discontinued operations	36	69

Total current assets	921	1,155
Long-term assets:
Operating lease assets	170	196
Property, plant and equipment, net	89	77
Other assets	37	21
Noncurrent assets of discontinued operations	—	10
Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	143	163

Total assets	$1,624	$1,886

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$329	$340
Accrued expenses and other current liabilities	124	100
Operating lease liabilities	31	32
Current portion of debt obligations	3	292
Current liabilities of discontinued operations	21	19

Total current liabilities	508	783
Long-term obligations:
Long-term debt	384	9
Operating lease liabilities	153	179
Deferred income taxes	35	45
Other liabilities	28	20
Noncurrent liabilities of discontinued operations	—	7
Commitments and contingencies
6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized no and 363,000 shares, respectively; no and 363,000 shares issued and outstanding, respectively	—	355
Stockholders’ equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 109,460,293 and 108,531,564 issued, respectively	1	1
Additional paid-in capital	1,779	1,768
Retained deficit	(652)	(678)
Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(237)	(228)

Total stockholders’ equity	516	488

Total liabilities and stockholders’ equity	$1,624	$1,886

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

MRC GLOBAL INC.

(in millions, except per share amounts)

	Year Ended December 31,
	2024	2023	2022
Sales	$3,011	$3,266	$3,197
Cost of sales	2,391	2,596	2,613

Gross profit	620	670	584
Selling, general and administrative expenses	485	482	449

Operating income	135	188	135
Other (expense) income:
Interest expense	(26)	(32)	(24)
Other, net	(4)	(2)	(6)

Income from continuing operations before income taxes	105	154	105
Income tax expense from continuing operations	27	39	35

Net income from continuing operations	78	115	70
(Loss) income from discontinued operations, net of tax	(23)	(1)	5

Net income	55	114	75
Series A preferred stock dividends	20	24	24
Loss on repurchase and retirement of preferred stock	9	—	—

Net income attributable to common stockholders	$26	$90	$51

Basic earnings (loss) per common share:
Income from continued operations	$0.58	$1.08	$0.55
(Loss) income from discontinued operations	$(0.27)	$(0.01)	$0.06

Basic earnings per common share	$0.31	$1.07	$0.61
Diluted earnings (loss) per common share:
Income from continued operations	$0.57	$1.06	$0.54
(Loss) income from discontinued operations	$(0.27)	$(0.01)	$0.06

Diluted earnings per common share	$0.30	$1.05	$0.60
Weighted-average common shares, basic	85.1	84.2	83.5
Weighted-average common shares, diluted	86.6	85.5	84.9

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

MRC GLOBAL INC.

(in millions)

	Year Ended December 31,
	2024	2023	2022
Net income from continuing operations	$78	$115	$70
(Loss) income from discontinued operations, net of tax	(23)	(1)	5

Net income	$55	$114	$75
Other comprehensive (loss) income
Foreign currency translation adjustments	(9)	3	(5)
Hedge accounting adjustments, net of tax	—	(1)	6

Total other comprehensive (loss) income, net of tax	(9)	2	1

Comprehensive income	$46	$116	$76

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

MRC GLOBAL INC.

(in millions)

							Accumulated
			Additional				Other	Total
	Common Stock		Paid-in	Retained	Treasury Stock		Comprehensive	Stockholders’
	Shares	Amount	Capital	(Deficit)	Shares	Amount	(Loss)	Equity
Balance at December 31, 2021	106	$1	$1,747	$(819)	(24)	$(375)	$(231)	$323
Net income	—	—	—	75	—	—	—	75
Foreign currency translation	—	—	—	—	—	—	(5)	(5)
Hedge accounting adjustments	—	—	—	—	—	—	6	6
Vesting of restricted stock	2	—	—	—	—	—	—	—
Shares withheld for taxes	—	—	(2)	—	—	—	—	(2)
Equity-based compensation expense	—	—	13	—	—	—	—	13
Dividends declared on preferred stock	—	—	—	(24)	—	—	—	(24)

Balance at December 31, 2022	108	$1	$1,758	$(768)	(24)	$(375)	$(230)	$386
Net income	—	—	—	114	—	—	—	114
Foreign currency translation	—	—	—	—	—	—	3	3
Hedge accounting adjustments	—	—	—	—	—	—	(1)	(1)
Vesting of restricted stock	1	—	—	—	—	—	—	—
Shares withheld for taxes	—	—	(4)	—	—	—	—	(4)
Equity-based compensation expense	—	—	14	—	—	—	—	14
Dividends declared on preferred stock	—	—	—	(24)	—	—	—	(24)

Balance at December 31, 2023	109	$1	$1,768	$(678)	(24)	$(375)	$(228)	$488
Net income	—	—	—	55	—	—	—	55
Foreign currency translation	—	—	—	—	—	—	(9)	(9)
Shares withheld for taxes	—	—	(5)	—	—	—	—	(5)
Equity-based compensation expense	—	—	16	—	—	—	—	16
Dividends declared on preferred stock	—	—	—	(20)	—	—	—	(20)
Loss on repurchase of preferred stock	—	—	—	(9)	—	—	—	(9)

Balance at December 31, 2024	109	$1	$1,779	$(652)	(24)	$(375)	$(237)	$516

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

MRC GLOBAL INC.

(in millions)

	Year Ended December 31,
	2024	2023	2022
Operating activities
Net income from continuing operations	$78	$115	$70
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) continuing operations:
Depreciation and amortization	21	19	18
Amortization of intangibles	19	21	21
Equity-based compensation expense	16	14	13
Deferred income tax benefit	(8)	(7)	(7)
(Decrease) increase in LIFO reserve	(2)	2	66
Foreign currency losses	5	3	8
Other non-cash items	7	3	(5)
Changes in operating assets and liabilities:
Accounts receivable	25	57	(124)
Inventories	90	15	(185)
Other current assets	—	(3)	(9)
Accounts payable	(10)	(47)	86
Accrued expenses and other current liabilities	27	(15)	33

Operating cash flows from continuing operations	268	177	(15)
Operating cash flows from discontinued operations	8	4	(5)

Net cash provided by (used in) operating activities	276	181	(20)
Investing activities
Purchases of property, plant and equipment	(28)	(14)	(11)
Proceeds from the disposition of property, plant and equipment	—	1	—
Other investing activities	1	—	—

Investing cash flows from continuing operations	(27)	(13)	(11)
Investing cash flows from discontinued operations	—	(1)	—

Net cash used in investing activities	(27)	(14)	(11)

Financing activities
Payments on revolving credit facilities	(449)	(882)	(779)
Proceeds from revolving credit facilities	484	847	824
Payments on debt obligations	(295)	(3)	(2)
Proceeds from term loan	348	—	—
Debt issuance costs paid	(7)	(1)	—
Repurchase of preferred stock	(365)	—	—
Dividends paid on preferred stock	(23)	(24)	(24)
Repurchases of shares to satisfy tax withholdings	(5)	(4)	(2)
Other financing activities	(2)	—	—

Financing cash flows from continuing operations	(314)	(67)	17
Financing cash flows from discontinued operations	—	—	—

Net cash (used in) provided by financing activities	(314)	(67)	17

(Decrease) increase in cash	(65)	100	(14)
Effect of foreign exchange rate on cash	(3)	(1)	(2)
Cash beginning of year	131	32	48

Cash end of year	$63	$131	$32
Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$18	$33	$21
Cash paid for income taxes	40	55	35
Supplemental non-cash transactions:
Equity-based compensation expense capitalized to software development costs	$1	$—	$—
Change in accrued purchases of property, plant and equipment	5	—	—

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MRC GLOBAL INC.

December 31, 2024

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

Business Operations:MRC Global Inc. is a holding company headquartered in Houston, Texas. Our wholly owned subsidiaries are global distributors of pipe, valves, fittings (“PVF”) and infrastructure products and services across each of the following sectors:

•	Gas Utilities: gas utilities (storage and distribution of natural gas)

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical and chemical processing, general industrials and energy transition projects)

•	PTI: production and transmission infrastructure (exploration, production and extraction, gathering, processing and transmission of oil and gas)

We have service centers in industrial, chemical, gas distribution and hydrocarbon producing and refining areas throughout the United States, Europe, Asia, Australasia and the Middle East. We obtain products from a broad range of suppliers.

Basis of Presentation: The accompanying consolidated financial statements include the accounts of MRC Global Inc. and its wholly owned and majority owned subsidiaries (collectively referred to as the “Company” or by such terms as “we,” “our” or “us”). All intercompany balances and transactions have been eliminated in consolidation.

On December 13, 2024, we entered into a definitive agreement to sell our Canada operations to EMCO Corporation, and on March 14, 2025, we completed the sale. The historical results of the Canada segment have been reflected as discontinued operations in our audited consolidated financial statements for all periods prior to the definitive agreement. As a result of the sale, a pre-tax, non-cash loss on discontinued operations of approximately $22 million was recorded in the fourth quarter of 2024. Assets and liabilities associated with the Canada segment are classified as assets and liabilities of discontinued operations in our audited Consolidated Balance Sheets as of December 31, 2024 and 2023. Additional disclosures regarding the sale of assets and assumption of liabilities associated with our Canada operations are provided in Note 2.

Use of Estimates: The preparation of financial statements in conformity with the accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. We believe that our most significant estimates and assumptions are associated with the last-in, first-out (“LIFO”) inventory costing methodology, estimating net realizable value on excess and obsolete inventories, goodwill, indefinite-lived intangible assets, realizability of deferred taxes and self-insurance programs. Actual results could differ materially from those estimates.

Cash Equivalents: We consider all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Allowance for Credit Losses: We evaluate the adequacy of the allowance for credit losses on receivables based upon periodic evaluation of accounts that may have a higher credit risk using information available about the customer and other relevant data. This formal analysis is inherently subjective and requires us to make significant estimates of factors affecting credit losses including customer specific information, current economic conditions, volume, growth and composition of the account, and other factors such as financial statements, news reports and published credit ratings. The amount of the allowance for the remainder of the trade balance is not evaluated individually but is based upon historical loss experience. Because this process is subjective and based on estimates, ultimate losses may differ from those estimates. Receivable balances are written off when we determine that the balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance when received. The provision for credit losses is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Inventories: Our U.S. inventories of $335 million and $411 million at December 31, 2024 and 2023, respectively, are valued at the lower of cost, principally LIFO, or market. We believe that the use of LIFO results in a better matching of costs and revenue. Inventories held outside of the U.S. of $80 million and $100 million at December 31, 2024 and 2023, respectively, are valued at the lower of weighted-average cost or net realizable value. Our inventory is substantially comprised of finished goods.

Reserves for excess and obsolete inventories are determined based on analyses comparing inventories on hand to historical sales activity. The reserve, which totaled $15 million and $15 million at December 31, 2024 and 2023, respectively, is the amount deemed necessary to reduce the cost of the inventory to its estimated net realizable value.

Property, Plant and Equipment: Property, plant and equipment are recorded at cost. Depreciation is provided using the estimated useful lives of such assets principally by the straight-line method. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvements. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. Maintenance and repairs are charged to expense as incurred.

Certain systems development costs related to the purchase, development and installation of computer software are capitalized and amortized over the estimated useful life of the related asset. Software development costs consist of certain payroll and equity-based compensation costs incurred to develop functionality of our internal-use software solutions. We capitalize certain software development costs for new offerings as well as significant upgrades and enhancements to our existing software solutions. We do not transfer ownership of our software, license, or lease our software to third parties. Costs incurred prior to the development stage, as well as maintenance, training costs and general and administrative expenses are expensed as incurred.

Goodwill and Other Intangible Assets: Goodwill represents the excess of acquisition cost over the fair value of net assets acquired. Goodwill and intangible assets with indefinite useful lives are tested for impairment annually, or more frequently if circumstances indicate that impairment may exist. We evaluate goodwill for impairment at the reporting unit level. Within each reporting unit, we have elected to aggregate the component countries and regions into a single reporting unit based on their similar economic characteristics, products, customers, suppliers, methods of distribution and the manner in which we operate each reporting unit. We perform our annual tests for goodwill impairment as of October 1 of each year, updating on an interim basis should indications of impairment exist. Our annual impairment test may be performed utilizing either a qualitative or quantitative assessment; however, if a qualitative assessment is performed and we determine that the fair value of a reporting unit is more likely than not (i.e. a likelihood of more than 50 percent) to be less than its carrying amount, a quantitative test is performed.

The goodwill impairment test compares the carrying value of the reporting unit that has the goodwill with the estimated fair value of that reporting unit. To the extent the carrying value of a reporting unit is greater than its estimated fair value, a goodwill impairment charge is recorded for the difference, up to the carrying value of goodwill. Our impairment methodology uses discounted cash flow and multiples of cash earnings valuation techniques, acquisition control premium and valuation comparisons to similar businesses. Each of these methods involves Level 3 unobservable market inputs and requires us to make certain assumptions and estimates regarding future operating results, the extent and timing of future cash flows, working capital, sales prices, profitability, discount rates and growth trends. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Similar to goodwill, our annual impairment test may be performed utilizing either a qualitative or quantitative assessment; however, if a qualitative assessment is performed and we determine that the fair value of an indefinite-lived intangible asset is more likely than (i.e., a likelihood of more than 50 percent) to be less than its carrying amount, a quantitative test is performed. This test compares the carrying value of the indefinite-lived intangible assets with their estimated fair value. If the carrying value is more than the estimated fair value, impairment losses are recognized in an amount equal to the excess of the carrying value over the estimated fair value. Our impairment methodology uses discounted cash flow and estimated royalty rate valuation techniques. Each of these methods involves Level 3 unobservable market inputs and requires us to make certain assumptions and estimates regarding future operating results, sales prices, discount rates and growth trends. While we believe that such assumptions and estimates are reasonable, the actual results may differ materially from the projected results.

Other intangible assets primarily include trade names and customer bases resulting from business acquisitions. Other intangible assets are recorded at fair value at the date of acquisition. Amortization is provided using the straight-line method over their estimated useful lives, ranging from two years to twenty years.

The carrying value of amortizable intangible assets is subject to an impairment test when events or circumstances indicate a possible impairment. When events or circumstances indicate a possible impairment, we assess recoverability from future operations using undiscounted cash flows derived from the lowest appropriate asset group. If the carrying value exceeds the undiscounted cash flows, an impairment charge would be recognized to the extent that the carrying value exceeds the fair value, which is determined based on a discounted cash flow analysis. While we believe that assumptions and estimates utilized in the impairment analysis are reasonable, the actual results may differ materially from the projected results. These impairments are determined prior to performing our goodwill impairment test.

Derivatives and Hedging: From time to time, we utilize interest rate swaps to reduce our exposure to potential interest rate increases. We have designated our interest rate swap as an effective cash flow hedge utilizing the guidance under Accounting Standards Update “ASU” 2017-12. As such, the valuation of the interest rate swap is recorded as an asset or liability, and the gain or loss on the derivative is recorded as a component of other comprehensive income. Interest rate swap agreements are reported on the accompanying balance sheets at fair value utilizing observable Level 2 inputs such as yield curves and other market-based factors. We obtain dealer quotations to value our interest rate swap agreements. The fair value of our interest rate swap is estimated based on the present value of the difference between expected cash flows calculated at the contracted interest rates and the expected cash flows at current market interest rates.

We utilize foreign exchange forward contracts (exchange contracts) and options to manage our foreign exchange rate risks resulting from purchase commitments and sales orders. Changes in the fair values of our exchange contracts are based upon independent market quotes. We do not designate our exchange contracts as hedging instruments; therefore, we record our exchange contracts on the consolidated balance sheets at fair value, with the gains and losses recognized in earnings in the period of change.

Fair Value: We measure certain of our assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability. A three-tier fair value hierarchy is established as a basis for considering these assumptions for inputs used in the valuation methodologies for measuring fair value:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2: Significant observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs for the asset or liability. Unobservable inputs reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability (including all assumptions about risk).

Certain assets and liabilities are measured at fair value on a nonrecurring basis. Our assets and liabilities measured at fair value on a nonrecurring basis include property, plant and equipment, goodwill and other intangible assets. We do not measure these assets at fair value on an ongoing basis; however, these assets are subject to fair value adjustments in certain circumstances, such as when we recognize an impairment.

Our impairment methodology for goodwill and other indefinite-lived intangible assets uses both (i) a discounted cash flow analysis requiring certain assumptions and estimates to be made regarding the extent and timing of future cash flows, discount rates and growth trends and (ii) valuation based on our publicly traded common stock. As all of the assumptions employed to measure these assets and liabilities on a nonrecurring basis are based on management’s judgment using internal and external data, these fair value determinations are classified as Level 3. We have not elected to apply the fair value option to any of our eligible financial assets and liabilities.

Insurance: We are self-insured for U.S. employee healthcare as well as physical damage to automobiles that we own, lease or rent, and product warranty and recall liabilities. In addition, we maintain a deductible/retention program as it relates to insurance for property, inventory, workers’ compensation, automobile liability, asbestos claims with exposure claimed or occurring prior to 1994, general liability claims (including, among others, certain product liability claims for property damage, death or injury) and cybersecurity claims. These programs have deductibles and self-insured retentions ranging up to $6 million and are secured by various letters of credit totaling $5 million. Our estimated liability and related expenses for claims are based in part upon estimates that insurance carriers, third-party administrators and actuaries provide. We believe that insurance reserves are sufficient to cover outstanding claims, including those incurred but not reported as of the estimation date. Further, we maintain commercially reasonable umbrella/excess policy coverage in excess of the primary limits. We do not have excess coverage for physical damage to automobiles that we own, lease or rent, and product warranty and recall liabilities. Our accrued liabilities related to deductibles/retentions under insurance programs (other than employee healthcare) were $7 million and $8 million as of December 31, 2024 and 2023. In the area of employee healthcare, we have a commercially reasonable excess stop loss protection on a per person per year basis. Reserves for self-insurance accrued liabilities for employee healthcare were $3 million and $2 million as of December 31, 2024 and 2023, respectively.

Income Taxes: We account for our income taxes under the liability method using currently enacted tax laws and rates. A valuation allowance to reduce deferred tax assets is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In determining the need for valuation allowances and our ability to utilize our deferred tax assets, we consider and make judgments regarding all the available positive and negative evidence, including the timing of the reversal of deferred tax liabilities, estimated future taxable income, ongoing, prudent and feasible tax planning strategies and recent financial results of operations. The amount of valuation allowances, however, could be adjusted in the future if objective negative evidence in the form of cumulative losses is no longer present in certain jurisdictions and additional weight may be given to subjective evidence such as our projections for growth.

Our tax provision is based upon our expected taxable income and statutory rates in effect in each country in which we operate. We are subject to the jurisdiction of numerous domestic and foreign tax authorities, as well as to tax agreements and treaties among these governments. Determination of taxable income in any jurisdiction requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding significant future events such as the amount, timing and character of deductions, permissible revenue recognition methods under the tax law and the sources and character of income and tax credits. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact on the amount of income taxes we provide during any given year.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including any related appeals or litigation processes, on the basis of the technical merits. We adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which the new information is available. We classify interest and penalties related to unrecognized tax positions as income taxes in our financial statements.

Foreign Currency Translation and Transactions: The functional currency of our foreign operations is the applicable local currency. The cumulative effects of translating the balance sheet accounts from the functional currency into the U.S. dollar at current exchange rates are included in accumulated other comprehensive income. The balance sheet accounts (with the exception of stockholders’ equity) are translated using current exchange rates as of the balance sheet date. Stockholders’ equity is translated at historical exchange rates and revenue and expense accounts are translated using a weighted-average exchange rate during the year. Gains or losses resulting from foreign currency transactions are recognized in the consolidated statements of operations.

Equity-Based Compensation: Our equity-based compensation consists of restricted stock units, restricted stock awards, performance share unit awards and nonqualified stock options. The cost of employee services received in exchange for an award of an equity instrument is measured based on the grant-date fair value of the award. Equity-based compensation cost is measured at the grant-date fair value of the award and is recognized over the shorter of the vesting period or the remaining requisite service period. Restricted stock units and restricted stock awards are credited to equity as they are expensed over their vesting periods based on the grant date value of the shares vested. The fair value of nonqualified stock options is measured on the grant date of the related equity instrument using the Black-Scholes option-pricing model. A Monte Carlo simulation is completed to estimate the fair value of performance share unit awards with a stock price performance component.

Revenue Recognition: We recognize revenue when we transfer control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We generally recognize our revenue when products are shipped or delivered to our customers, and payment is due from our customers at the time of billing with a majority of our customers having 30-day terms. We estimate and record returns as a reduction of revenue. Amounts received in advance of shipment are deferred and recognized when the performance obligations are satisfied. Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, we exclude these taxes from sales in the accompanying consolidated statements of operations. In some cases, particularly with third party pipe shipments, we consider shipping and handling costs to be separate performance obligations, and as such, we record the revenue and cost of sales when the performance obligation is fulfilled. Our contracts with customers ordinarily involve performance obligations that are one year or less. Therefore, we have applied the optional exemption that permits the omission of information about our unfulfilled performance obligations as of the balance sheet dates. While a small proportion of our sales, we occasionally recognize revenue under a bill and hold arrangement. Recognition of revenue on bill and hold arrangements occurs when control transfers to the customer provided that the reason for the bill and hold arrangement is substantive, the product is separately identified as belonging to the customer, ready for physical transfer and unavailable to be used or directed to another customer.

Cost of Sales: Cost of sales includes the cost of inventory sold and related items, such as vendor rebates, inventory allowances and reserves, shipping and handling costs associated with inbound and outbound freight, as well as depreciation and amortization and amortization of intangible assets. Certain purchasing costs and warehousing activities (including receiving, inspection and stocking costs), as well as general warehousing expenses, are included in selling, general and administrative expenses and not in cost of sales.

Earnings per Share: Basic earnings per share are computed based on the weighted-average number of common shares outstanding, excluding any dilutive effects of unexercised stock options, unvested restricted stock awards, unvested restricted stock unit awards, unvested performance share unit awards, and any outstanding shares of preferred stock. Diluted earnings per share are computed based on the weighted-average number of common shares outstanding including any dilutive effect of unexercised stock options, unvested restricted stock awards, unvested restricted stock unit awards, unvested performance share unit awards, and any outstanding shares of preferred stock. The dilutive effect of unexercised stock options is calculated under the treasury stock method. Equity awards and shares of preferred stock are disregarded in the calculations of diluted earnings per share if they are determined to be anti-dilutive.

Concentration of Credit Risk: In the normal course of business, we grant credit to customers in the form of trade accounts receivable. These receivables could potentially subject us to concentrations of credit risk; however, we minimize this risk by closely monitoring extensions of trade credit. We generally do not require collateral on trade receivables. We have a broad customer base doing business in many regions of the world. During the years ended December 31, 2024, 2023 and 2022, no customer represented more than 10% of the Company’s total sales. At those respective year-ends, no individual customer balances exceeded 10% of accounts receivable.

We have a broad supplier base, sourcing our products in most regions of the world. During the years ended December 31, 2024, 2023 and 2022, we did not have purchases from any one vendor in excess of 10% of our inventory purchases. At those respective year-ends, no individual vendor balance exceeded 10% of accounts payable.

We maintain the majority of our cash and cash equivalents with several financial institutions. These financial institutions are located in many different geographical regions with varying economic characteristics and risks. Deposits held with banks may exceed insurance limits. We believe the risk of loss associated with our cash equivalents to be remote.

Recently Issued Accounting Standards: In November 2024, the Financial Accounting Standards Board (“FASB”) issued ASU 2024-03, Income Statement—Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to include more detailed disclosures about specific categories of expenses such as inventory purchases, employee compensation, depreciation, amortization and selling costs within the notes to the financial statements. This update will be effective for annual periods beginning after December 15, 2026 and interim periods within fiscal years beginning after December 15, 2027. We are currently evaluating the impacts of the provisions of ASU 2024-03 on our consolidated financial statements.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, Income Taxes (Topic 740) (“ASU 2023-09”), which aims to enhance the transparency and decision usefulness of income tax disclosures through requiring improvements in those disclosures primarily related to the rate reconciliation and income taxes paid information. This update will be effective for annual periods beginning after December 15, 2024. We are currently evaluating the impacts of the provisions of ASU 2023-09 on our consolidated financial statements.

Adoption of New Accounting Standards: In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) (“ASU 2023-07”), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses regularly provided to the chief operating decision maker (“CODM”). This update will be effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. This accounting standard update, which we adopted as of December 31, 2024, did not have a material impact on our consolidated financial statements. Refer to Note 16 for further information on our segments.

NOTE 2—DISCONTINUED OPERATIONS

On December 13, 2024, we entered into a definitive agreement to sell assets associated with our Canada operations to EMCO Corporation, and on March 14, 2025, we completed the sale. The historical results of the assets to be sold and the liabilities to be assumed (the “Disposal Group”) have been reflected as discontinued operations in our audited consolidated financial statements for all periods prior to the definitive agreement. As a result of the sale, a pre-tax, non-cash loss on discontinued operations of approximately $22 million was recorded in the fourth quarter of 2024. Assets and liabilities associated with the Disposal Group are classified as assets and liabilities of discontinued operations in our audited Consolidated Balance Sheets as of December 31, 2024 and 2023.

In connection with the agreement to sell the Disposal Group and effective March 14, 2025, the Company entered into a Transition Services Agreement (“TSA”) under which the Company provides EMCO Corporation certain transition services related to operational systems, finance and accounting, human resources, information technology, treasury, data transfer services and licenses to use certain intellectual property rights. The time period in which the transition services are provided varies from at closing to a period not to exceed one year from closing.

Details of the “(Loss) income from discontinued operations, net of tax” are as follows (in millions):

	Year Ended December 31,
	2024	2023	2022
Sales	$111	$146	$166
Cost of sales	97	126	140

Gross profit	14	20	26
Selling, general and administrative expenses	17	21	21

Operating (loss) income	(3)	(1)	5
Other, net	(2)	—	—

(Loss) income from discontinued operations	(5)	(1)	5
Pretax loss on classification as held for sale	(22)	—	—

Total (loss) income from discontinued operations before income taxes	(27)	(1)	5
Income tax benefit from discontinued operations	(4)	—	—

(Loss) income from discontinued operations, net of tax	$(23)	$(1)	$5

The following table summarizes the Disposal Group assets and liabilities classified as discontinued operations in the Company’s Consolidated Balance Sheets (in millions):

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Accounts receivable, net	$19	$20
Inventories, net	30	49
Property, plant and equipment, net	1	—
Operating lease assets	8	—
Loss recognized on classification as held for sale	(22)	—

Current assets of discontinued operations	$36	$69

Long-term assets:
Operating lease assets	—	9
Property, plant and equipment, net	—	1

Noncurrent assets of discontinued operations	$—	$10

Liabilities
Current liabilities:
Trade accounts payable	$12	$16
Accrued expenses and other current liabilities	1	1
Operating lease liabilities	8	2

Current liabilities of discontinued operations	$21	$19

Long-term obligations:
Operating lease liabilities	$—	$7

Noncurrent liabilities of discontinued operations	$—	$7

NOTE 3—REVENUE RECOGNITION

Contract Balances: Variations in the timing of revenue recognition, invoicing and receipt of payment result in categories of assets and liabilities that include invoiced accounts receivable, uninvoiced accounts receivable, contract assets and deferred revenue (contract liabilities) on the consolidated balance sheets.

Generally, revenue recognition and invoicing occur simultaneously as we transfer control of promised goods or services to our customers. We consider contract assets to be accounts receivable when we have an unconditional right to consideration and only the passage of time is required before payment is due. In certain cases, particularly those involving customer-specific documentation requirements, invoicing is delayed until we are able to meet the documentation requirements. In these cases, we recognize a contract asset separate from accounts receivable until those requirements are met, and we are able to invoice the customer. Our contract asset balance associated with these requirements, as of December 31, 2024 and December 31, 2023, was $18 million and $8 million, respectively. These contract asset balances are included within accounts receivable in the accompanying consolidated balance sheets.

We record contract liabilities, or deferred revenue, when cash payments are received from customers in advance of our performance, including amounts which are refundable. The deferred revenue balance at December 31, 2024 and December 31, 2023 was $16 million and $7 million, respectively. During the year ended December 31, 2024, we recognized $7 million of the revenue that was deferred as of December 31, 2023. Deferred revenue balances are included within accrued expenses and other current liabilities in the accompanying consolidated balance sheets.

Disaggregated Revenue: Our disaggregated revenue represents our business of selling PVF to the energy sector across each of the Gas Utilities, DIET and PTI sectors in each of our reportable segments. Each of our end markets and geographical reportable segments are impacted and influenced by varying factors, including macroeconomic environment, commodity prices, maintenance and capital spending and exploration and production activity. As such, we believe that this information is important in depicting the nature, amount, timing and uncertainty of our contracts with customers.

The following table presents our revenue disaggregated by revenue source (in millions):

Year Ended December 31,
	U.S.	International	Total
2024:
Gas Utilities	$1,097	$1	$1,098
DIET	703	267	970
PTI	730	213	943

	$2,530	$481	$3,011

2023:
Gas Utilities	$1,190	$3	$1,193
DIET	790	250	1,040
PTI	865	168	1,033

	$2,845	$421	$3,266

2022:
Gas Utilities	$1,247	$1	$1,248
DIET	758	226	984
PTI	818	147	965

	$2,823	$374	$3,197

NOTE 4—ACCOUNTS RECEIVABLE

The roll forward of our allowance for credit losses is as follows (in millions):

	December 31,
	2024	2023	2022
Beginning balance	$3	$2	$2
Provision	—	2	—
Net charge-offs and other	—	(1)	—

Ending balance	$3	$3	$2

Our accounts receivable is also presented net of sales returns and allowances. Those allowances approximated $1 million at December 31, 2024, $1 million at December 31, 2023 and less than $1 million at December 31, 2022.

NOTE 5—INVENTORIES

The composition of our inventory is as follows (in millions):

	December 31,
	2024	2023
Finished goods inventory at average cost:
Valves, automation, measurement and instrumentation	$206	$254
Carbon steel pipe, fittings and flanges	135	171
Gas products	265	266
All other products	104	117

	710	808
Less: Excess of weighted-average cost over LIFO cost (LIFO reserve)	(280)	(282)
Less: Other inventory reserves	(15)	(15)

	$415	$511

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in millions):

		December 31,
	Depreciable Life (in years)	2024	2023
Land and improvements	—	$2	$2
Building and building improvements	40	43	44
Machinery and equipment	3 to 10	121	125
Software	10	71	71
Software in progress	—	31	8

		268	250
Less: accumulated depreciation and amortization		(179)	(173)

		$89	$77

Building and building improvements include $8 million and $9 million of non-cash leasehold improvements representing lease incentives as of December 31, 2024 and December 31, 2023, respectively.

NOTE 7—GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by segment for the years ended December 31, 2024, 2023 and 2022 are as follows (in millions):

	U.S.	International	Total
Goodwill at December 31, 2022 (1)	$264	$—	$264
Impairment	—	—	—
Effect of foreign currency translation	—	—	—

Goodwill at December 31, 2023	264	—	264
Impairment	—	—	—
Effect of foreign currency translation	—	—	—

Goodwill at December 31, 2024	$264	$—	$264

(1)	Net of prior years’ accumulated impairment losses of $527 million and $223 million in the U.S. and International segments, respectively.

Other Intangible Assets

Other intangible assets by major classification consist of the following (in millions):

		Accumulated	Net Book
	Gross	Amortization	Value
December 31, 2024
Customer base (1)	$370	$(334)	$36
Indefinite-lived trade name (2)	107	—	107

	$477	$(334)	$143

December 31, 2023
Customer base (1)	$368	$(312)	$56
Indefinite-lived trade name (2)	107	—	107

	$475	$(312)	$163

(1)	Net of accumulated impairment losses of $42 million as of December 31, 2024 and 2023.
(2)	Net of accumulated impairment losses of $229 million as of December 31, 2024 and 2023.

Impairment of Goodwill and Other Intangible Assets

In connection with our annual impairment test as of October 1, 2024, we performed a quantitative goodwill impairment test to assess whether the carrying value of the U.S. reporting unit exceeds the fair value. The Company estimated the fair value of the U.S. reporting unit utilizing the income approach, which required the use of estimates and assumptions related to growth rates, discount rates and the amount and timing of expected future cash flows. The cash flows employed by the discounted cash flow analysis for the U.S. reporting unit are based on the reporting unit’s budget, long-term business plan and recent operating performance. The discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the U.S. reporting unit and market conditions. As of October 1, 2024, we performed a quantitative indefinite-lived tradename impairment test to assess if the carrying value of the asset was recoverable. Recoverability of indefinite-lived intangible assets is measured by comparing the carrying amount of the asset to its fair value. The Company estimated the fair value of the indefinite-lived tradename utilizing an income approach, the relief-from-royalty method, which required the use of estimates and assumptions related to growth rates, discount rates, and the amount and timing of expected future cash flows for MRC Global. The cash flows employed by the discounted cash flow analysis for MRC Global are based on the Company’s budget, long-term business plan and recent operating performance. The discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the Company and market conditions. Based on the analysis performed, there were no indicators of impairment for the U.S. reporting unit or the indefinite-lived tradename asset. In connection with our annual impairment tests as of October 1, 2023 and 2022, we performed a qualitative assessment of the carrying value of the remaining goodwill for our U.S. reporting unit and our indefinite-lived tradename asset. Based on our assessment, the fair value exceeded its carrying value by over 100% for both our goodwill and indefinite-lived trade name assets, and therefore, we concluded there was no impairment of our goodwill or our indefinite-lived trade name.

Amortization of Intangible Assets

Total amortization of intangible assets for each of the years ending December 31, 2025 to 2029 is currently estimated as follows (in millions):

2025	$18
2026	18
2027	1
2028	—
2029	—

NOTE 8––LEASES

We lease certain distribution centers, warehouses, office space, land, automobiles and equipment. The majority of these leases are classified as operating leases. We recognize operating fixed lease expense and finance lease amortization expense on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet.

Many of our facility leases include one or more options to renew, with renewal terms that can extend the lease term from one year to 15 years with a maximum lease term of 30 years, including renewals. The exercise of lease renewal options is at our sole discretion; therefore, renewals to extend the terms of most leases are not included in our right of use (“ROU”) assets and lease liabilities as they are not reasonably certain of exercise. In the case of our regional distribution centers and certain corporate offices, where the renewal is reasonably certain of exercise, we include the renewal period in our lease term. Leases with escalation adjustments based on an index, such as the consumer price index, are expensed based on current rates. Leases with specified escalation steps are expensed based on the total lease obligation ratably over the life of the lease. Leasehold improvements are depreciated over the expected lease term. Non-lease components, such as payment of real estate taxes, maintenance, insurance and other operating expenses, have been excluded from the determination of our lease liability.

As most of our leases do not provide an implicit rate, we use an incremental borrowing rate based on the information available at the commencement date in determining the present value of the lease payments using a portfolio approach. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Our leases are presented in our consolidated balance sheets as follows:

		December 31,	December 31,
	Balance Sheet Classification	2024	2023
Assets
Operating lease assets	Operating lease assets	$170	$196
Finance lease assets (1)	Other assets	8	—

Total lease assets		$178	$196

Liabilities
Current
Operating lease liabilities	Operating lease liabilities	$31	$32
Finance lease liabilities	Accrued expenses and other current liabilities	1	—
Long-term
Operating lease liabilities	Operating lease liabilities	153	179
Finance lease liabilities	Other liabilities	8	—

Total lease liabilities		$193	$211

(1) Finance lease assets are recorded net of accumulated amortization of $2 million as of December 31, 2024.

Expense associated with our operating leases was $46 million and $41 million for the years ended December 31, 2024 and 2023, respectively, which is classified in selling, general and administrative expenses. During the year ended December 31, 2024, expense associated with our finance leases was $2 million related to the amortization of ROU Assets, which is classified in cost of sales, and $1 million related to the interest on finance lease liabilities, which is classified in interest expense. Cash paid for operating leases recognized as liabilities was $41 million and $40 million for the years ended December 31, 2024 and 2023. Cash paid for finance leases was $1 million for the year ended December 31, 2024.

The maturity of lease liabilities is as follows (in millions):

Maturity of Lease Liabilities	Operating	Finance
2025	$42	$2
2026	36	2
2027	30	2
2028	25	2
2029	20	2
After 2029	113	1

Total lease payments	266	11
Less: Interest	(82)	(2)

Present value of lease liabilities	$184	$9

The term and discount rate associated with leases are as follows:

	December 31,	December 31,
Lease Term and Discount Rate	2024	2023
Weighted-average remaining lease term (years)
Operating leases	11	11
Finance leases	5	—
Weighted-average discount rate
Operating leases	6.7%	6.5%
Finance leases	6.7%	—

Amounts maturing after 2029 include expected renewals for leases of regional distribution centers and certain corporate offices through dates up to 2048. Excluding optional renewals, our weighted-average remaining lease term for operating leases is 6 years and 7 years, respectively, for the years ended December 31, 2024 and 2023. Excluding optional renewals, our weighted average remaining lease term for finance leases is 5 years for the year ended December 31, 2024.

NOTE 9—ADDITIONAL BALANCE SHEET INFORMATION

Certain balance sheet amounts are comprised of the following (in millions):

	December 31,
	2024	2023
Accrued expenses and other current liabilities
Accrued payroll and other related costs	$93	$78
Deferred revenue	16	7
Taxes (non-income)	10	5
Income tax payable	4	7
Finance lease liabilities	1	—
Dividends payable	—	3

	$124	$100

NOTE 10—DEBT

The components of our debt are as follows (in millions):

	December 31,
	2024	2023
Senior Secured Term Loan B, due September 2024 (1)	$—	$292
Senior Secured Term Loan B, due October 2031 (2)	344	—
Global ABL Facility	43	9

	387	301
Less: current portion	3	292

	$384	$9

(1)	The Senior Secured Term Loan B, due September 2024, is net of discount and issuance costs of $1 million for the year ended December 31, 2023.
(2)	The Senior Secured Term Loan B, due October 2031, is net of discount and issuance costs of $7 million for the year ended December 31, 2024.

Prior Senior Secured Term Loan B: We had a senior secured term loan B (the “Prior Term Loan”) with an original principal amount of $400 million, which amortized in equal quarterly installments of 1% per year with the balance payable in September 2024, when the facility matured. In May 2024, the Company repaid the Prior Term Loan in its entirety. The outstanding principal balance on the Prior Term Loan at the date of repayment was $292 million. The Company used $216 million of borrowings from our Global ABL Facility (defined below) and $76 million cash to repay the Prior Term Loan. The early repayment of the Prior Term Loan resulted in a loss on early extinguishment of debt of $0.2 million. All security securing the Prior Term Loan was released upon the repayment of the Prior Term Loan.

Interest Rate. The Prior Term Loan had an applicable interest rate margin of 300 basis points in the case of loans incurring interest based on LIBOR, and 200 basis points in the case of loans incurring interest based on the base rate. Beginning July 1, 2023, the LIBOR interest rate was calculated as the aggregate Chicago Mercantile Exchange (“CME”) Term SOFR plus the International Swaps and Derivatives Association (ISDA) credit adjustment spread. “Term SOFR” is the forward looking, per annum secured overnight financing rate administered by CME Group Benchmark Administration Limited and published on the applicable Thompson Reuters Corporation website page for each 1-month, 3-month, and 6-month maturities.

New Senior Secured Term Loan B: In October 2024, the Company entered into a new term loan “B” (the “Term Loan”) with an original principal amount of $350 million, which amortizes in equal quarterly installments of 1% per year with the balance payable in October 2031, when the facility matures. The Term Loan was issued at an original issue discount of 99.5%. The Company used the proceeds from the Term Loan to repurchase all of its issued and outstanding shares of its Preferred Stock (defined below).

Interest Rate. The Term Loan accrues interest at a margin plus either Term SOFR or a base rate, depending on the Company’s election at the time of a loan. For loans incurring interest based on Term SOFR, the margin is (a) 350 basis points if either or both of the ratings (i) by Moody’s Investors Service, Inc. (“Moody’s”) is B2, or lower, or (ii) by Standard & Poor’s Ratings Services (“S&P”) is B, or lower, and (b) 325 basis points if either or both of the ratings (i) by Moody’s is B1, or better, or (ii) by S&P is B+, or better. For loans incurring interest based on the base rate, the margin is (a) 250 basis points if either or both of the ratings (i) by Moody’s is B2, or lower, or (ii) by S&P is B, or lower, and (b) 225 basis points if either or both of the ratings (i) by Moody’s is B1, or better, or (ii) by S&P is B+, or better. The Term Loan provides certain provisions if ratings are unavailable.

Facility Size Increases. The Term Loan allows for incremental increases in facility size (subject to additional lender commitments) up to an aggregate amount equal to the greater of $225 million and 100% of Consolidated EBITDA for the most recent trailing four consecutive fiscal quarters then ended, plus an additional amount such that the Company’s first lien leverage ratio (as defined under the Term Loan) would not exceed 3.75 to 1.00.

Security. MRC Global (US) Inc. is the borrower under the Term Loan facility, which is guaranteed by MRC Global Inc. and certain of its wholly owned U.S. subsidiaries. The Term Loan is secured by a second lien on the assets of MRC Global Inc., MRC Global (US) Inc. and those U.S. subsidiaries guaranteeing the Term Loan facility (collectively, the “Term Loan Credit Parties”) securing the Global ABL Facility (which includes accounts receivable and inventory). The Term Loan is secured by a first lien on substantially all of the other assets of the Term Loan Credit Parities. The Term Loan is further secured by a first lien pledge of all of the capital stock of certain of the direct domestic subsidiaries of Term Loan Credit Parties and 65% of the capital stock of certain of the direct, non-U.S. subsidiaries of the Term Loan Credit Parties.

Prepayments. We are required to repay the Term Loan with the proceeds from certain asset sales and certain insurance proceeds. In addition, on an annual basis, we are required to repay an amount equal to 50% of excess cash flow, as defined in the Term Loan, reducing to 25% if our first lien leverage ratio is no more than 3.25 to 1.00 but greater than 3.00 to 1.00. No payment of excess cash flow is required if the first lien leverage ratio is less than or equal to 3.00 to 1.00. The amount of cash used in the determination of the first lien secured leverage ratio is limited to $125 million.

Restrictive Covenants. The Term Loan does not include any financial maintenance covenants.

The Term Loan contains restrictive covenants (in each case, subject to exclusions) that limit, among other things, the ability of the Company and its restricted subsidiaries to:

•	make investments, including acquisitions;

•	prepay certain indebtedness;

•	grant liens;

•	incur additional indebtedness;

•	sell assets;

•	make fundamental changes to our business;

•	enter into transactions with affiliates; and

•	pay dividends.

The Term Loan also contains other customary restrictive covenants. The covenants are subject to various baskets and materiality thresholds, with certain of the baskets permitted by the restrictions on the repayment of subordinated indebtedness, restricted payments and investments being available only when the various leverage ratio calculations of the Company and its restricted subsidiaries is less than 3.75 to 1.00 or 3.50 to 1.00, as applicable.

The Term Loan provides that the Company and its restricted subsidiaries may incur any first lien indebtedness that is pari passu to the Term Loan so long as the pro forma first lien secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 3.75 to 1.00. The Company and its restricted subsidiaries may incur any second lien indebtedness so long as the pro forma junior secured leverage ratio of the Company and its restricted subsidiaries is less than or equal to 4.50 to 1.00. The Company and its restricted subsidiaries may incur any unsecured indebtedness so long as the total leverage ratio of the Company and its restricted subsidiaries is less than or equal to 4.75 to 1.00 or the pro forma consolidated interest coverage ratio of the Company and its restricted subsidiaries is greater than or equal to 2.00 to 1.00. Additionally, under the Term Loan, the Company and its restricted subsidiaries may incur indebtedness under the Global ABL Facility (or any replacement facility) in an amount not to exceed the greater of $1.3 billion and the borrowing base under the Global ABL Facility at such time.

The Term Loan contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, judgment defaults, actual or asserted failure of any material guaranty or security documents supporting the Term Loan to be in full force and effect and change of control. If such an event of default occurs, the Agent under the Term Loan is entitled to take various actions, including the acceleration of amounts due under the Term Loan and all other actions that a secured creditor is permitted to take following a default.

Global ABL Credit Facility: In November 2024, the Company entered into a Fifth Amended and Restated Loan, Security and Guarantee Agreement (the “Global ABL Facility”) by and among the Company, as a guarantor, certain subsidiaries of the Company, as borrowers and guarantors, lenders and Bank of America, N.A. as administrative agent, security trustee and collateral agent. As part of the amendment, the $750 million asset-based revolving credit facility maturity date was extended to November 2029 from September 2026. The Global ABL Facility is comprised of $705 million in revolver commitments in the United States, which includes a $30 million sub-limit for Canada, $12 million in Norway, $10 million in Australia, $10.5 million in the Netherlands, $7.5 million in the United Kingdom and $5 million in Belgium. The Global ABL Facility contains an accordion feature that allows us to increase the principal amount of the facility by up to $250 million, subject to securing additional lender commitments.

Guarantees. Obligations of the U.S. Borrowers under the Global ABL Facility are guaranteed by the Company, each of the U.S. Borrowers, each of the Canadian Borrowers, certain of the wholly owned material U.S. subsidiaries of the U.S. Borrowers from time to time party to the ABL Agreement (the “U.S. Guarantors”) and certain of the wholly owned Canadian subsidiaries of the Company from time to time party to the ABL Agreement (the “Canadian Guarantors”). The obligations of the Foreign Borrowers under the Global ABL Facility are guaranteed by the U.S. Borrowers, the U.S. Guarantors and, subject to certain limitations the ABL Agreement more particularly describes, the Foreign Borrowers (collectively, the “ABL Guarantors”).

Security. Obligations under the U.S./Canadian Facility are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of the U.S. Borrowers, U.S. Guarantors, the Canadian Borrowers and the Canadian Guarantors. The obligations of any Foreign Borrower are primarily secured, subject to certain exceptions, by a first-priority security interest in the accounts receivable, inventory and related assets of the Foreign Borrowers and the ABL Guarantors and a first-priority pledge by the Foreign Borrower of the equity interests in its direct, wholly owned restricted subsidiaries incorporated in the relevant borrower jurisdictions and intercompany debt instruments the Foreign Borrower holds. No property of a Foreign Borrower or its subsidiaries (other than the Canadian Borrowers) secures the U.S./Canadian Facility. The security interest in accounts receivable, inventory and related assets of the U.S. Borrowers ranks prior to the security interest in this collateral which secures the Term Loan.

Borrowing Bases. Each Foreign Borrower has a separate stand-alone Borrowing Base that limits the Foreign Borrower’s ability to borrow under its respective Facility, subject to an exception allowing the Foreign Borrowers to utilize excess availability under the U.S./Canadian Facility to borrow amounts in excess of their respective borrowing bases, which utilization will reduce excess availability under the U.S./Canadian Facility dollar for dollar.

Interest Rates. Prior to December 1, 2024, the applicable margin for borrowings under the Global ABL Facility will be set at Level II of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00, which means that borrowings will bear interest at a rate equal to:

•	in the case of U.S. dollar and euro advances,

•	Term SOFR plus 1.50%,

•	EURIBOR plus 1.50%,

•	for base rate advances in the U.S. or Canada, the U.S. Base Rate (or Canadian Base Rate if in Canada) plus 0.50%, or

•	for base rate advances outside the U.S. and Canada, an applicable Base Rate plus 1.50%;

•	in the case of Norwegian Kroner advances, NIBOR plus 1.50% or the Norwegian Base Rate plus 1.50%;

•	in the case of Canadian dollar advances, Term CORRA plus 1.50% or the Canadian Prime Rate or Canadian Base Rate plus 0.50%;

•	in the case of British pound sterling advances, SONIA plus 1.50%, or the UK Base Rate plus 1.50%; or

•	in the case of Australian dollar advances, the Australian Bank Bill Rate plus 1.50% or the Australian Base Rate plus 1.50%.

On and after December 1, 2024 as of the end of the fiscal quarter that most recently ended, the applicable margins will be subject to a 0.25% step-down to Level III of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio greater than 2.25 to 1.00 or a 0.25% step-up to Level I of the definition of “Applicable Margin” under the ABL Agreement as determined by a consolidated fixed charge ratio less than or equal to 1.50 to 1.00.

In addition to paying interest on outstanding principal under the Global ABL Facility, the ABL Borrowers are required to pay a commitment fee in respect of unutilized commitments, which is equal to 0.375% per annum for each Facility (or 0.25% per annum if utilization of a Facility exceeds 35% of the aggregate commitments under the Facility).

Excess Availability. At December 31, 2024, availability under our revolving credit facilities was $460 million.

Interest on Borrowings: The interest rates on our borrowings outstanding at December 31, 2024 and 2023, including a floating to fixed interest rate swap and amortization of debt issuance costs, were as follows:

	December 31,
	2024	2023
Senior Secured Term Loan B, due September 2024	—	9.08%
Senior Secured Term Loan B, due October 2031	8.02%	—
Global ABL Facility	5.95%	5.82%
Weighted average interest rate	7.79%	8.98%

Maturities of Debt: At December 31, 2024, annual contractual maturities of debt during the next five years are as follows (in millions):

2025	$3
2026	4
2027	4
2028	4
2029	46
Thereafter	326

NOTE 11—DERIVATIVE FINANCIAL INSTRUMENTS

We use derivative financial instruments to help manage our exposure to interest rate risk and fluctuations in foreign currencies.

Interest Rate Swap: In March 2018, we entered into a five-year interest rate swap that became effective on March 31, 2018, with a notional amount of $250 million from which we receive payments at 1-month LIBOR and make monthly payments at a fixed rate of 2.7145% with settlement and reset dates on or near the last business day of each month until maturity. The fair value of the swap at inception was zero. On March 31, 2023, the interest rate swap agreement expired and was not extended with any new agreements or amendments. An immaterial net gain recorded as a component of other comprehensive loss was reclassified to interest expense as of December 31, 2023. There were no balances associated with interest rate swaps as of December 31, 2024 or 2023.

Foreign Exchange Forward and Option Contracts: All of our foreign exchange derivative instruments are freestanding. We have not designated our foreign exchange derivatives as hedges and, accordingly, changes in their fair market value are recorded in earnings. Foreign exchange forward contracts are reported at fair value utilizing the Level 2 inputs, as the fair value is based on broker quotes for the same or similar derivative instruments. There were no outstanding forward foreign exchange contracts as of December 31, 2024 or 2023.

For the years ended December 31, 2024, 2023 and 2022, the gain or loss recognized in our consolidated statements of operations related to our derivative instruments was not material.

NOTE 12—INCOME TAXES

The components of our income (loss) from continuing operations before income taxes were (in millions):

	Year Ended December 31,
	2024	2023	2022
United States	$84	$145	$106
Foreign	21	9	(1)

	$105	$154	$105

Income taxes included in the consolidated statements of operations consist of (in millions):

	Year Ended December 31,
	2024	2023	2022
Current:
Federal	$26	$34	$30
State	4	7	6
Foreign	5	5	6

	35	46	42
Deferred:
Federal	(6)	(3)	(6)
State	(1)	—	(1)
Foreign	(1)	(4)	—

	(8)	(7)	(7)

Income tax expense	$27	$39	$35

Our effective tax rate varied from the statutory federal income tax rate for the following reasons (in millions):

	Year Ended December 31,
	2024	2023	2022
Federal tax expense at statutory rates	$22	$32	$22
State taxes	3	6	4
Nondeductible expenses and other	3	3	4
Foreign operations taxed at different rates	2	4	3
Credit carryforwards	(26)	—	—
Change in valuation allowance	23	(6)	2

Income tax expense	$27	$39	$35

Effective tax rate	26%	25%	33%

Significant components of our deferred tax assets and liabilities are as follows (in millions):

	December 31,
	2024	2023
Deferred tax assets:
Accruals and reserves	$20	$12
Net operating loss and tax credit carryforwards	77	57
Operating lease liabilities	34	—
Other	5	3

Subtotal	136	72
Valuation allowance	(81)	(57)

Total	55	15

Deferred tax liabilities:
Inventory valuation	(8)	(12)
Property, plant and equipment	(5)	(4)
Operating lease right-of-use assets	(32)	—
Intangible assets	(36)	(39)
Other	(3)	—

Total	(84)	(55)

Net deferred tax liability	$(29)	$(40)

We record a valuation allowance when it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. When we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

During 2024, the holding structure of our Canadian subsidiary was realigned to preserve a built-in loss in the shares generating a capital loss of $110 million. The total capital loss carryforward is $111 million. Capital losses incurred in a taxable year are allowable to the extent of capital gains. A full valuation allowance provision was required as the Company does not typically generate capital gains.

In the U.S., we had approximately $111 million of U.S. capital loss (“CL”) carryforwards as of December 31, 2024, which will expire in 2029, $12 million of state net operating loss (“NOL”) carryforwards which will expire in future years through 2032, and $1 million of foreign tax credit (“FTC”) carryforwards, which will expire in future years through 2027. In certain non-U.S. jurisdictions, we had $180 million of NOL carryforwards, of which $131 million have no expiration, and $49 million will expire in future years through 2044. We believe that it is more likely than not that the benefit from U.S. state NOL, capital loss carryforwards, FTC carryforwards and a significant portion of the non-U.S. jurisdiction NOL carryforwards will not be realized. As such, we have recorded a valuation allowance on the deferred tax assets related to the $111 capital loss carryforwards, $12 million state NOL carryforwards, $175 million non-U.S. jurisdictions NOL carryforwards and $1 million FTC carryforwards.

Dividends from the earnings of our foreign subsidiaries subsequent to 2017 are eligible for a 100% dividend exclusion in determining our U.S. federal taxes. As such, we do not expect future dividends, if any, from the earnings of our foreign subsidiaries to result in U.S. federal income taxes. Deferred tax liabilities arising from the difference between the financial reporting and income tax bases inherent in these foreign subsidiaries, referred to as outside basis differences, have not been provided for U.S. income tax purposes because we do not intend to sell, liquidate or otherwise trigger the recognition of U.S. taxable income with regard to our investment in these foreign subsidiaries. Determining the amount of U.S. deferred tax liabilities associated with outside basis differences is not practicable at this time.

Our tax filings for various periods are subject to audit by the tax authorities in most jurisdictions where we conduct business. We are no longer subject to U.S. federal income tax examination for all years through 2020 and the statute of limitations at our international locations is generally six years or seven years.

At both December 31, 2024 and 2023, our unrecognized tax benefits totaled $1 million and $1 million, respectively.

The Organization for Economic Co-operation and Development has enacted model rules for a new global minimum tax framework, also known as Pillar Two, and continues to release additional guidance on how Pillar Two rules should be interpreted and applied by jurisdictions as they adopt Pillar Two. A number of countries have utilized the administrative guidance as a starting point for legislation that went into effect January 1, 2024. These rules did not have a material impact on our taxes as of December 31, 2024.

NOTE 13—REDEEMABLE PREFERRED STOCK

Preferred Stock Repurchase

In June 2015, we issued 363,000 shares of Series A Convertible Perpetual Preferred Stock (the “Preferred Stock”) and received gross proceeds of $363 million. On October 29, 2024, the Company repurchased all of the outstanding shares of the Preferred Stock for $361 million plus $4 million in accrued dividends, and all of the Preferred Stock was retired on October 30, 2024. The Company used the proceeds from the Term Loan, cash on hand and drawings from its Global ABL Facility to fund the repurchase. Before its repurchase, the Preferred Stock ranked senior to our common stock with respect to dividend rights and rights on liquidation, winding-up and dissolution. The Preferred Stock had a stated value of $1,000 per share, and holders of Preferred Stock were entitled to cumulative dividends payable quarterly in cash at a rate of 6.50% per annum.

The Preferred Stock was convertible at the option of the holders into shares of common stock at an initial conversion rate of 55.9284 shares of common stock for each share of Preferred Stock, which represented an initial conversion price of $17.88 per share of common stock, subject to adjustment. The Company had the option to redeem, in whole but not in part, all the outstanding shares of Preferred Stock at par value, subject to certain redemption price adjustments. We had the election to convert the Preferred Stock, in whole but not in part, into the relevant number of shares of common stock if the last reported sale price of the common stock had been at least 150% of the conversion price then in effect for a specified period. The conversion rate was subject to customary anti-dilution and other adjustments.

Holders of the Preferred Stock could have at their option, required the Company to repurchase their shares in the event of a fundamental change, as defined in the agreement. The repurchase price was based on the original $1,000 per share purchase price except in the case of a liquidation, in which case the holders would have received the greater of $1,000 per share and the amount that would have been received if they held common stock converted at the conversion rate in effect at the time of the fundamental change. Because this feature could have required redemption as a result of the occurrence of an event not solely within the control of the Company, the Preferred Stock was classified as temporary equity on our balance sheet.

NOTE 14—STOCKHOLDERS’ EQUITY

Preferred Stock

We have authorized 100,000,000 shares of undesignated preferred stock. Our Board of Directors has the authority to issue shares of the preferred stock. As of December 31, 2024 and 2023, there were no shares and 363,000 shares of preferred stock, respectively, as described in Note 13 issued and outstanding.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss in the accompanying consolidated balance sheets consists of the following (in millions):

	December 31,
	2024	2023
Currency translation adjustments	$(236)	$(227)
Hedge accounting adjustments	—	—
Other adjustments	(1)	(1)

Accumulated other comprehensive loss	$(237)	$(228)

Earnings per Share

Earnings per share are calculated in the table below (in millions, except per share amounts):

	Year Ended December 31,
	2024	2023	2022
Numerator
Net income from continuing operations	$78	$115	$70
Less: Dividends on Series A Preferred Stock	20	24	24
Less: Loss on repurchase and retirement of preferred stock	9	—	—

Net income from continuing operations attributable to common stockholders used in earnings per share	49	91	46
(Loss) income from discontinued operations, net of tax	(23)	(1)	5

Net income attributable to common stockholders used in earnings per share	$26	$90	$51
Denominator
Average basic shares outstanding	85.1	84.2	83.5
Effect of dilutive securities	1.5	1.3	1.4

Average diluted shares outstanding	86.6	85.5	84.9

Basic earnings (loss) per common share:
Income from continued operations	$0.58	$1.08	$0.55
(Loss) income from discontinued operations	(0.27)	(0.01)	0.06

Basic earnings per common share	$0.31	$1.07	$0.61
Diluted earnings (loss) per common share:
Income from continued operations	$0.57	$1.06	$0.54
(Loss) income from discontinued operations	(0.27)	(0.01)	0.06

Diluted earnings per common share	$0.30	$1.05	$0.60

Equity awards and shares of Preferred Stock are disregarded in this calculation if they are determined to be anti-dilutive. For the years ended December 31, 2024, 2023 and 2022 all of the shares of Preferred Stock were anti-dilutive. We had approximately less than 0.1 million, 1.2 million and 1.2 million anti-dilutive stock options, restricted stock units, and performance units for the years ended December 31, 2024, 2023, and 2022, respectively.

NOTE 15—EMPLOYEE BENEFIT PLANS

Equity Compensation Plans: Our Omnibus Incentive Plan originally had 3,250,000 shares available for issuance pursuant to the plan. In each of April 2015, April 2019 and May 2022, our shareholders approved an additional 4,250,000, 2,500,000 and 3,000,000 shares, respectively, for issuance under the plan. Shares that do not vest and are forfeited and shares that are surrendered for the payment of withholding taxes are returned to the pool of shares available for issuance pursuant to the plan. Certain shares that are not likely to be issued may also be available. The plan permits the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based and cash-based awards. Since the adoption of the plan, the Company’s Board of Directors has periodically granted stock options, restricted stock awards, restricted stock units and performance share units to directors and employees, but no other types of awards have been granted under the plan. Options and stock appreciation rights may not be granted at prices less than their fair market value on the date of the grant, nor for a term exceeding ten years. For employees, vesting generally occurs over a three-year period (but no less than one year) on the anniversaries of the date specified in the employees’ respective agreements, subject to accelerated vesting under certain circumstances set forth in the agreements. Vesting for directors generally occurs on the one-year anniversary of the grant date. In 2024, 123,064 shares of restricted stock, 421,711 performance share units and 1,000,027 restricted stock units were granted to executive management, members of our Board of Directors and employees under this plan. A Black-Scholes option pricing model is used to estimate the fair value of the stock options. A Monte Carlo simulation is completed to estimate the fair value of performance share unit awards with a stock price performance component. We expense the fair value of all equity grants, including performance share unit awards, on a straight-line basis over the vesting period.

Stock Options

The following table summarizes outstanding stock options:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Stock Options			(years)	(millions)
Balance at December 31, 2023	289,686	$29.30	0.1	$—
Forfeited or expired	(289,686)	29.30

Balance at December 31, 2024	—	$—	—	$—

At December 31, 2024
Options outstanding, vested and exercisable	—	$—	—	$—
Options outstanding, vested and expected to vest	—	$—	—	$—

Restricted Stock Awards

The following tables summarizes award activity for restricted stock awards:

	Shares	Weighted Average Grant-Date Fair Value
Restricted Stock Awards
Nonvested at December 31, 2023	135,019	$9.03
Granted	123,064	11.64
Vested	(135,019)	9.03

Nonvested at December 31, 2024	123,064	$11.64

	Year Ended December 31,
	2024	2023	2022
Restricted Stock Awards
Weighted-average, grant-date fair value of awards granted	$11.64	$9.03	$12.21
Total fair value of restricted stock vested	1,554,069	873,856	1,409,251

Restricted Stock Unit Awards

The following table summarizes award activity for restricted stock unit awards:

	Shares	Weighted Average Grant-Date Fair Value
Restricted Stock Unit Awards
Nonvested at December 31, 2023	1,693,830	$10.33
Granted	1,000,027	10.60
Vested	(905,450)	9.83
Forfeited	(59,702)	10.73

Nonvested at December 31, 2024	1,728,705	$10.74

	Year Ended December 31,
	2024	2023	2022
Restricted Stock Unit Awards
Weighted-average, grant-date fair value of awards granted	$10.60	$13.07	$7.66
Total fair value of restricted stock units vested	9,906,963	11,307,908	5,950,613

Performance Share Unit Awards

Performance share units have been granted to certain executive officers. The performance unit awards will be earned only to the extent that MRC Global attains specified performance goals over performance periods in a three-year period relating to MRC Global’s total shareholder return compared to companies within the Philadelphia Oil Service Index (for 2022 grants) or the VanEck Oil Services Exchange-Traded Fund (“ETF”) (for 2023 and 2024 grants) and DNOW Inc. plus iShares Russell 2000 ETF (taken as a whole rather than individual companies in the index). The number of shares awarded at the end of the three-year period could vary from zero, if performance goals are not met, to as much as 200% of target, if performance goals are exceeded.

The following tables summarizes award activity for performance share unit awards:

	Shares	Weighted Average Grant-Date Fair Value
Performance Share Unit Awards
Nonvested at December 31, 2023	1,149,286	$12.34
Granted	421,711	12.17
Vested	(372,845)	10.68
Forfeited	(71,494)	19.40
Performance Adjustment	35,427	11.86

Nonvested at December 31, 2024	1,162,085	$12.41

	Year Ended December 31,
	2024	2023	2022
Performance Share Unit Awards
Weighted-average, grant-date fair value of awards granted	$12.17	$16.86	$8.96
Total fair value of performance share units vested	4,015,541	—	—

Recognized compensation expense and related income tax benefits under our equity-based compensation plans are set forth in the table below (in millions):

	Year Ended December 31,
	2024	2023	2022
Equity-based compensation expense:
Restricted stock awards	$1	$1	$2
Restricted stock unit awards	10	8	7
Performance share unit awards	5	5	4

Total equity-based compensation expense	$16	$14	$13

Income tax benefits related to equity-based compensation	$3	$2	$2

In 2024, we capitalized $1 million of equity-based compensation expense associated with the cost of developing internal-use software. In 2023 and 2022, we had no equity-based compensation expense capitalized.

Unrecognized compensation expense under our equity-based compensation plans is set forth in the table below (in millions):

	Weighted- Average Vesting Period (in years)	December 31, 2024
Unrecognized equity-based compensation expense:
Restricted stock awards	0.3	$1
Restricted stock unit awards	0.8	8
Performance share unit awards	1.1	4

Total unrecognized equity-based compensation expense		$13

Defined Contribution Employee Benefit Plans: We maintain defined contribution employee benefit plans in a number of countries in which we operate. These plans generally allow employees the option to defer a percentage of their compensation in accordance with local tax laws. In addition, we make contributions under these plans ranging from 0.15% to 31.5% of eligible compensation. In June 2020, the Company indefinitely suspended matching contributions for employees in the U.S. Beginning in October 2021, the Company partially reinstated contribution matching in the U.S. In October 2022, the Company fully reinstated contribution matching in the U.S. Expense under defined contribution plans were $9 million, $8 million and $6 million for the years ended December 31, 2024, 2023 and 2022.

NOTE 16—SEGMENT, GEOGRAPHIC AND PRODUCT LINE INFORMATION

Our business is comprised of two operating and reportable segments as of December 31, 2024: U.S. and International. Our International segment consists of our operations outside of the U.S. These segments represent our business of selling PVF to the energy sector across each of the following sectors:

•	Gas Utilities (storage and distribution of natural gas),

•	DIET: downstream, industrial and energy transition (crude oil refining, petrochemical processing, general industrials and energy transition projects), and

•	PTI: production and transmission infrastructure (exploration, production, extraction, gathering, processing and transmission of oil and gas).

The Company has identified its Chief Operating Decision Maker (“CODM”) as our President and Chief Executive Officer. The CODM regularly reviews gross profit and operating income (loss) by reportable segment to make operating decisions, allocate resources and assess performance of the business.

On December 13, 2024, we entered into a definitive agreement to sell assets associated with our Canada operations, which was previously considered an operating and reportable segment of the business. The operating results and cash flows for the assets sold and liabilities assumed as part of the agreement have been classified as discontinued operations within the Consolidated Financial Statements for all periods presented. Additional disclosures regarding the sale of the assets associated with our Canada operations are provided in Note 2.

The following table presents financial information for each segment (in millions):

	Year Ended December 31,
	2024	2023	2022
Sales
U.S.	$2,530	$2,845	$2,823
International	481	421	374

Consolidated sales	$3,011	$3,266	$3,197

Depreciation and amortization
U.S.	$19	$17	$15
International	2	2	3

Total depreciation and amortization expense	$21	$19	$18

Amortization of intangibles
U.S.	$18	$19	$19
International	1	2	2

Total amortization of intangibles expense	$19	$21	$21

Gross profit
U.S.	$497	$563	$489
International	123	107	95

Total gross profit	$620	$670	$584

Operating income (loss)
U.S.	$108	$174	$127
International	31	21	14
Corporate and other (1)	(4)	(7)	(6)

Total operating income	$135	$188	$135

Interest expense	(26)	(32)	(24)
Other expense	(4)	(2)	(6)

Income from continuing operations before income taxes	$105	$154	$105

(1)

The balances included in corporate and other represent the operating activity previously identified in our Canada segment that do not meet the criteria for discontinued operations. Additional disclosures regarding the sale of the assets associated with our Canada operations are provided in Note 2.

Total assets by segment are as follows (in millions):

	December 31,
	2024	2023
Total assets
U.S.	$1,278	$1,499
International	301	300
Corporate and other (1)	9	8
Discontinued operations	36	79

Total assets	$1,624	$1,886

(1)

The balances included in corporate and other represent the assets previously identified in our Canada segment that do not meet the criteria for discontinued operations. Additional disclosures regarding the sale of the assets associated with our Canada operations are provided in Note 2.

The percentages of our property, plant and equipment relating to the following geographic areas are as follows:

	December 31,
	2024	2023
Property, plant and equipment
U.S.	94%	91%
International	6%	9%

Total property, plant and equipment	100%	100%

Our net sales and percentage of total sales by product line are as follows (in millions):

	Year Ended December 31,
	2024		2023		2022
Line pipe	$405	13%	$532	16%	$550	17%
Carbon steel fittings and flanges	371	12%	424	13%	406	13%

Total carbon steel pipe, fittings and flanges	776	25%	956	29%	956	30%
Valves, automation, measurement and instrumentation	1,086	36%	1,129	35%	1,043	32%
Gas products	753	25%	780	24%	776	24%
Stainless steel alloy pipe and fittings	169	6%	135	4%	177	6%
General products	227	8%	266	8%	245	8%

	$3,011		$3,266		$3,197

NOTE 17—FAIR VALUE MEASUREMENTS

With the exception of debt, the fair values of our financial instruments, including cash and cash equivalents, accounts receivable, trade accounts payable and accrued liabilities approximate carrying value. The carrying value of our debt was $387 million and $301 million at December 31, 2024 and 2023, respectively.

The fair value of our debt was $394 million and $302 million at December 31, 2024 and 2023, respectively. We estimated the fair value of amounts outstanding under the Term Loan using Level 2 inputs, or quoted market prices as of December 31, 2024 and 2023, respectively.

NOTE 18—COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Asbestos Claims. We are one of many defendants in lawsuits that plaintiffs have brought seeking damages for personal injuries that exposure to asbestos allegedly caused. Plaintiffs and their family members have brought these lawsuits against a large volume of defendant entities as a result of the various defendants’ manufacture, distribution, supply or other involvement with asbestos, asbestos-containing products or equipment or activities that allegedly caused plaintiffs to be exposed to asbestos. These plaintiffs typically assert exposure to asbestos as a consequence of third-party manufactured products that the Company’s subsidiary, MRC Global (US) Inc., purportedly distributed. As of December 31, 2024, we are a named defendant in approximately 495 lawsuits involving approximately 1,060 claims. No asbestos lawsuit has resulted in a judgment against us to date, with the majority being settled, dismissed or otherwise resolved. Applicable third-party insurance has substantially covered these claims, and insurance should continue to cover a substantial majority of existing and anticipated future claims. Accordingly, we have recorded a liability for our estimate of the most likely settlement of asserted claims and a related receivable from insurers for our estimated recovery, to the extent we believe that the amounts of recovery are probable.

We annually conduct analyses of our asbestos-related litigation to estimate the adequacy of the reserve for pending and probable asbestos-related claims. Given these estimated reserves and existing insurance coverage that has been available to cover substantial portions of these claims, we believe that our current accruals and associated estimates relating to pending and probable asbestos-related litigation likely to be asserted in the future are currently adequate. This belief, however, relies on a number of assumptions, including:

•	That our future settlement payments, disease mix and dismissal rates will be materially consistent with historic experience;

•	That future incidences of asbestos-related diseases in the U.S. will be materially consistent with current public health estimates;

•	That the rates at which future asbestos-related mesothelioma incidences result in compensable claims filings against us will be materially consistent with its historic experience;

•	That insurance recoveries for settlement payments and defense costs will be materially consistent with historic experience;

•	That legal standards (and the interpretation of these standards) applicable to asbestos litigation will not change in material respects;

•	That there are no materially negative developments in the claims pending against us; and

•	That key co-defendants in current and future claims remain solvent.

If any of these assumptions prove to be materially different in light of future developments, liabilities related to asbestos-related litigation may be materially different than amounts accrued or estimated. Further, while we anticipate that additional claims will be filed in the future, we are unable to predict with any certainty the number, timing and magnitude of such future claims. In addition, applicable insurance policies are subject to overall caps on limits, which coverage may exhaust the amount available from insurers under those limits. In those cases, the Company is seeking indemnity payments from responsive excess insurance policies, but other insurers may not be solvent or may not make payments under the policies without contesting their liability. In our opinion, there are no pending legal proceedings that are likely to have a material adverse effect on our consolidated financial statements.

Other Legal Claims and Proceedings. From time to time, we have been subject to various claims and involved in legal proceedings incidental to the nature of our businesses. We maintain insurance coverage to reduce financial risk associated with certain of these claims and proceedings. It is not possible to predict the outcome of these claims and proceedings. However, in our opinion, there are no pending legal proceedings that are likely to have a material adverse effect on our consolidated financial statements.

Unclaimed Property Audit. The Company is subject to state laws relating to abandoned and unclaimed property. States routinely audit the records of companies to assess compliance with such laws. The Company is currently undergoing a multi-state unclaimed property audit. The timing and outcome of the multi-state unclaimed property audit cannot be predicted. We have reserved all of our rights, claims, and defenses. Given the nature of these matters, we are unable to reasonably estimate the total possible loss or ranges of loss, if any. If the Company is found to be in noncompliance with applicable unclaimed property laws or the manner in which those laws are interpreted or applied, states may determine that they are entitled to the Company’s remittance of unclaimed or abandoned property and further may seek to impose other costs on the Company, including penalties and interest. We intend to vigorously contest the above matter; however, an adverse decision in this matter could have an adverse impact on us, our financial condition, results of operations and cash flows.

Product Claims. From time to time, in the ordinary course of our business, our customers may claim that the products that we distribute are either defective or require repair or replacement under warranties that either we or the manufacturer may provide to the customer. These proceedings are, in the opinion of management, ordinary and routine matters incidental to our normal business. Our purchase orders with our suppliers generally require the manufacturer to indemnify us against any product liability claims, leaving the manufacturer ultimately responsible for these claims. In many cases, state, provincial or foreign law provides protection to distributors for these sorts of claims, shifting the responsibility to the manufacturer. In some cases, we could be required to repair or replace the products for the benefit of our customer and seek our recovery from the manufacturer for our expense. In our opinion, the likelihood that the ultimate disposition of any of these claims and legal proceedings will have a material adverse effect on our consolidated financial statements is remote.

In Re: July 27 Chemical Release Litigation. In 2019, the Company’s customer, Lyondell Chemical, a subsidiary of LyondellBassell Industries Holdings B.V. (collectively with its subsidiaries, “Lyondell”), entered into an order with the Company’s subsidiary, MRC Global (US) Inc., for MRC Global (US) to facilitate a refurbishment of a Lyondell-owned valve by the valve manufacturer, Xomax Corporation, a subsidiary of Crane Co. (collectively with its subsidiaries, “Crane”), and thereafter for MRC Global (US) to affix a new bracket and actuator to the refurbished Crane Valve. When Crane completed the refurbishment, it shipped the valve to MRC Global (US), which, in turn, procured a bracket from a third-party fabricator and installed the bracket and an actuator on the valve and redelivered the valve back to Lyondell. Almost two years later, in 2021, Lyondell contracted with Turn2 Specialty Companies, LLC (“Turn2”) to remove the actuator as part of a maintenance and repair job that was being performed on a Lyondell pipe. While performing the actuator removal job, representatives of Turn2 removed more than the necessary bolts required to remove the actuator, which caused a release from a “live”, pressurized line of chemicals. Two fatalities occurred from the release along with injuries to others at or near the site. 59 plaintiffs, including the estates of the two fatalities, sued Lyondell, Turn2 and others in Texas State Court pursuant to multiple lawsuits. These cases were consolidated into a multi-district litigation assigned to the 190th Judicial Court of Harris County, Texas. Lyondell and Turn2 have either settled with the plaintiffs or were dismissed based on payments that they made to plaintiffs for workers’ compensation, thus, availing themselves of the workers’ compensation bar.

On July 24, 2023, just days prior to the expiration of the statute of limitations, the plaintiffs added MRC Global (US), Crane and others to their lawsuits. Plaintiffs claimed that MRC Global (US) failed to warn Turn2 of the dangers of removing the wrong bolts and failed to properly instruct Lyondell and Turn2 on how to remove the actuator. The plaintiffs also alleged that MRC Global (US) was responsible as an assembler or seller of the final valve package distributed to Lyondell. MRC Global (US) disagrees that it had any liability and vigorously defended these claims. Plaintiffs asserted various claims for damages, including for bodily injury, past and future medical expenses, lost wages, mental anguish, pain and suffering and punitive damages.

As of December 2024, MRC Global and its insurers settled with all of the plaintiffs within MRC Global’s insurance limits.

Customer Contracts

We have contracts and agreements with many of our customers that dictate certain terms of our sales arrangements (pricing, deliverables, etc.). While we make every effort to abide by the terms of these contracts, certain provisions are complex and may be subject to varying interpretations. Under the terms of these contracts, our customers have the right to audit our adherence to the contract terms. Historically, any settlements that have resulted from these customer audits have been immaterial to our consolidated financial statements.

Letters of Credit

Our letters of credit outstanding at December 31, 2024 approximated $17 million.

Bank Guarantees

Certain of our international subsidiaries have trade guarantees that banks have issued on their behalf. The amount of these guarantees at December 31, 2024 was approximately $13 million.

Purchase Commitments

We have purchase obligations consisting primarily of inventory purchases made in the normal course of business to meet operating needs. While our vendors often allow us to cancel these purchase orders without penalty, in certain cases, cancellations may subject us to cancellation fees or penalties depending on the terms of the contract.

Warranty Claims

We are involved from time to time in various warranty claims, which arise in the ordinary course of business. Historically, any settlements that have resulted from these warranty claims have been immaterial to our consolidated financial statements.

NOTE 19—SUBSEQUENT EVENTS

In January 2025, the Company’s Board of Directors authorized a new $125 million share repurchase program, which expires on January 2, 2028. Under the repurchase program, the Company may purchase its outstanding common shares through various means, including open market transactions, block purchases, privately negotiated transactions or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The program may be modified, discontinued or suspended at any time without prior notice.

In March 2025, the Company closed the sale of its assets associated with its Canada operations to EMCO Corporation. The Company received net proceeds from the sale of $16 million.